Exhibit 15.1

Blockstack PBC and Subsidiaries

Consolidated Financial Statements

June 30, 2018 (Restated) and 2017

Blockstack PBC and Subsidiaries

Blockstack PBC and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except for share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
	(Restated)
Assets
Current assets
Cash	$6,792	$6,316
Receivables	—	2,146
Other current assets	111	158
Total current assets	6,903	8,620

Restricted cash	24,890	14,935
Restricted receivables	—	3,518
Fixed assets, net	75	24
Intangible assets, net	62	42
Digital currencies	47	75
Restricted digital currencies	12,693	13,430
Investments	290	—
Other assets	245	—
Total assets	$45,205	$40,644

Liabilities and Stockholders’ Equity
Current liabilities
Deferred revenue	$2,035	$2,319
Other current liabilities	1,290	1,581
Total current liabilities	3,325	3,900

SAFT development obligations	16,950	9,914
Total liabilities	20,275	13,814

Stockholders’ equity:
Series A convertible preferred stock, $0.00001 par value, 4,588,946 shares authorized; 4,558,498 and 4,558,498 shares issued and outstanding, respectively; liquidation preference of $5,519	—	—
Common stock, $0.00001 par value, 16,000,000 shares authorized; 9,131,646 and 8,238,102 shares issued and outstanding, respectively	—	—
Additional paid-in capital	6,468	6,281
Accumulated deficit	(8,143)	(6,495)
Total controlling stockholders’ deficit	(1,675)	(214)
Non-controlling interest	26,605	27,044
Total stockholders’ equity	24,930	26,830
Total liabilities and stockholders’ equity	$45,205	$40,644

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Blockstack PBC and Subsidiaries

Consolidated Statements of Operations

($ in thousands)

	(Unaudited) Six months ended June 30,
	2018	2017
	(Restated)

Revenue from token development arrangements	$2,039	$—

Operating expenses
General and administrative	993	545
Research and development	612	55
Compensation expense	1,063	—
Advertising and marketing	375	87
Depreciation and amortization	8	3
Impairment of digital currencies	1,221	—
Total operating expenses	4,272	690
Loss from operations	(2,233)	(690)

Other income	146	—
Net loss	(2,087)	(690)

Net loss allocable to non-controlling interest	439	—

Net loss attributable to Blockstack PBC	$(1,648)	$(690)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Blockstack PBC and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

($ in thousands, except for share amounts)

	Convertible Preferred Stock						Total Controlling		Total
	Series A		Common Stock		Additional Paid-In	Accumulated	Stockholders’	Non-Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Equity
Balance at December 31, 2017 (Audited)	4,558,498	$—	8,238,102	$—	$6,281	$(6,495)	$(214)	$27,044	$26,830
Stock based compensation	—	—	15,701	—	183	—	183	—	183
Issuance of additional common shares	—	—	865,701	—	—	—	—	—	—
Issuance of additional common shares for cash	—	—	12,142	—	4	—	4	—	4
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	(439)	(439)
Net loss attributable to Blockstack PBC	—	—	—	—	—	(1,648)	(1,648)	—	(1,648)
Balance at June 30, 2018 (Unaudited and restated)	4,558,498	$—	9,131,646	$—	$6,468	$(8,143)	$(1,675)	$26,605	$24,930

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Blockstack PBC and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

	(Unaudited) Six months ended June 30,
	2018	2017
	(Restated)

Cash flows from operations:
Net loss attributable to Blockstack PBC	$(1,648)	$(690)
Net loss allocable to non-controlling interest	(439)	—
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	8	3
Stock-based compensation	183	—
Impairment of digital currencies	1,221	—
Changes in operating assets and liabilities
Receivables	2,146	—
Other current assets	47	(28)
Restricted receivables	3,518	—
Digital currencies	28	—
Restricted digital currencies	(484)
Other assets	(245)	—
Deferred revenue	(284)
Other current liabilities	(291)	15
SAFT development obligations	7,036	—
Net cash from operating activities	10,796	(700)

Cash flows from investing activities:
Purchase of fixed assets	(79)	(4)
Purchase of investments	(290)	—
Net cash from investing activities	(369)	(4)

Cash flows from financing activities:
Cash received from the issuance of common stock	4	—
Cash received from the issuance of preferred stock, net of financing costs	—	214
Net cash from financing activities	4	214

Net change in cash and restricted cash	10,431	(490)

Cash and restricted cash
Beginning of period	21,251	3,561
End of period	$31,682	$3,071

The following table provides a reconciliation of cash and restricted cash reported within the accompanying consolidated balance sheets to amounts presented in this consolidated statement of cash flows:

Cash	$6,792	$6,316
Restricted cash	24,890	14,935
Total amount presented in consolidated statement of cash flows	$31,682	$21,251

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

1.                            Nature of Business and Summary of Significant Accounting Policies

Nature of Operations

Blockstack PBC (the “Company”) is a technology company that, together with its affiliates, is developing, sponsoring and commercializing an open-source, peer-to-peer network using blockchain technologies to build a network for decentralized applications (the “Blockstack network” or the “network”). The ultimate goal of the Blockstack network is to enable application developers to build and publish decentralized applications without the need to maintain central databases, and for users of these decentralized applications to retain control over their own data.

The Company introduced the Stacks blockchain, which involved the creation of tokens (the “Stacks Tokens” or the “tokens”) in order to obtain control over the digital assets on the Blockstack network and incentivize users of the network to develop, maintain and write transactions to the network. In connection with this network development, the Company, through its subsidiary Blockstack Token LLC (“Token LLC”), sold utility tokens to parties who wish to use the Blockstack network. The network will consume tokens from network users, purchased or earned through mining to perform network operations related to the creating, purchasing or accessing these digital assets. Because of the limited number of Stacks Tokens at any time, and the fact that obtaining Stacks Tokens generally requires some investment of cash or non-cash consideration, the Stacks Tokens introduce a cost factor for performing operations on the network, and can therefore be used to prevent users from flooding the network with “spam” transactions — for example, by registering a broad swathe of digital assets that they do not intend to use (but which may be of value to another user, such as a domain name), creating useless digital assets or smart contracts, or trying to flood the network with transactions as a method of attack.

Token Sales

During the fourth quarter of 2017 and the first quarter of 2018, the Company offered Stacks Tokens for sale to certain accredited investors (the “private token sales”). Registration for the private token sales began in November 2017. Only persons meeting the definition of “accredited investors” under the Securities Act of 1933, as amended (the “Securities Act”), were allowed to purchase in these sales. Individuals who were not accredited investors were able to receive free, non-binding “vouchers” for the opportunity to purchase future tokens up to $3,000 in value at the private token sales price of $0.12. Per the terms of the vouchers, it was within the Company’s sole discretion as to whether and when to honor the vouchers. The Company subsequently offered voucher holders the opportunity to redeem the vouchers in connection with the offering described in Note 6.

Investors in the private token sales were able to participate either by entering into Simple Agreements for Future Tokens (“SAFTs”) or by entering into agreements with one of two Delaware limited partnerships (the “LP funds”) created as investment vehicles for the private token sales. One of the LP funds was created as an investment vehicle for “qualified purchasers,” (as such term is defined under the Investment Company Act of 1940, as amended) and the other of the LP funds was created for accredited investors who were not qualified purchasers.

Each SAFT and token purchase agreement entered into with the LP funds provided for the delivery in the future of a number of tokens representing 100% of the funds used to purchase the interest in the SAFT or token purchase agreement, divided by the purchase price for each token determined at the time of these sales, which was $0.12.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

The delivery of tokens to both LP fund investors and SAFT holders is based upon the Company satisfying the requirements of a milestone:

•                  The successful development of a live, operational network with token functionality (the “First Milestone”).

Failure to achieve the First Milestone will result in the potential return of a portion of the contribution of both investors in the SAFTs and the LP funds. For the investors who invested via the LP funds (but not via the SAFTs), there is an additional milestone that if not met will result in the potential for a return of a portion of their capital contribution:

•                  The registration of one million verified users on the network (the “Second Milestone”).

Determination as to whether the First Milestone has been met for the purposes of the SAFT investments will be made by the Company, in its sole discretion. Determination as to whether the First Milestone has been met for the purposes of the LP fund investments will be made by an advisory board of seven individuals, three of whom have been appointed by limited partners of the LP funds (the “Advisory Committee”). The Advisory Committee will also determine whether the Second Milestone has been met.

Investments in the LP funds closed in December 2017 with a total of approximately $26.2 million invested; an additional approximately $21.2 million was raised via SAFTs between December 2017 and February 2018. $8.7 million of the $21.2 million of SAFT investments were received in 2018.

Approximately 400 million tokens were sold to over 800 investors who participated in the sale, and an additional 8,000 individuals received vouchers for a potential future token purchase. The price was $0.12 per token for all investors, and all voucher recipients were offered the same price at a future date of purchase, if the Company chose to honor the vouchers, which it could do in its sole discretion (see Note 6 regarding the voucher sales that began in July 2019).  The Stacks Tokens sold in these offerings are subject to a “time lock” with 1/24th of the amount of tokens purchased being released from this time lock on the date of distribution of the tokens and an additional 1/24th being released for every 4,320 “blocks” that are processed on the blockchain used by the network. The Company estimates this will result in the release of an additional 1/24th of a purchaser’s tokens every month, and the release of all of a purchaser’s tokens approximately one year and eleven months after the date of distribution of the tokens. The tokens issued in these offerings do not represent a right of ownership or a right to profits of the Company or its affiliates. The tokens sold in these offerings are “restricted securities” for purposes of the Securities Act, and are only transferable on the Blockstack network after the applicable one-year holding period has lapsed following which such tokens would be freely tradeable by non-affiliates pursuant to Rule 144 under the Securities Act; however the tokens, functioning as a utility token, may be burned as fuel on the Blockstack network prior to the one-year holding period once they have been released from their time lock.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Basis for Consolidation

The Company determines the consolidation for affiliated entities using Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). ASC 810 requires consolidation if the reporting entity has a controlling financial interest in another entity, through voting interests or other means.  The Company consolidates a Variable Interest Entity (“VIE”) if it has the power to direct the activities that most significantly impact the VIE’s economic performance and if the reporting entity is the primary beneficiary of the affiliated entity. The Company’s wholly owned subsidiaries and VIEs are outlined below:

Token LLC was formed as a Delaware limited liability company on September 25, 2017 with operations in New Jersey. It is a wholly-owned subsidiary of Blockstack PBC. Token LLC has been responsible for the issuance and distribution of Blockstack tokens prior to the new token offerings described in Note 6.

Blockstack Signature Fund 1 (“Signature Fund 1”) was formed as a Delaware limited liability company on February 26, 2018.  It is a wholly-owned subsidiary of Blockstack PBC. Signature Fund 1 is used to make investments in other companies.

Blockstack Token Fund GP, LLC (“Token Fund”) was formed as a Delaware limited liability company on November 16, 2017 with operations in New Jersey. It is a wholly-owned subsidiary of Token LLC. Its purposes are to act as a General Partner and facilitate investments in the two LP funds as defined below.

Blockstack Token Fund QP LP (“QP LP”) and Blockstack Token Fund AI LP (“AI LP”) (and together the “LP funds”) are the two investment funds created for certain token investors as part of the private token sales. Both were formed on November 16, 2017 as Delaware limited partnerships, with both having operations in New Jersey. Accredited investors, who were not qualified purchasers, invested through AI LP and qualified purchasers invested through QP LP. The LP funds were determined to be VIEs, of which Token Fund was determined to be the primary beneficiary. Therefore, Token Fund consolidates the LP funds.

Basis for consolidation of the LP funds as VIEs: As part of the private token sales, Token LLC had the right to collect 20% of the capital contribution of the LP funds as a non-refundable advance and Token LLC is exposed to potential digital currency losses if the LP funds’ assets are insufficient to cover milestone payments because of digital currency losses on the LP funds. Because Token Fund has all decision-making authority for the LP funds, including that surrounding the decision to hold or trade cryptocurrencies, and the obligation to absorb losses and benefits of the VIEs that potentially could be significant to the VIEs, Token Fund is the primary beneficiary and should consolidate the LP funds. The LP fund assets are shown as restricted cash and restricted digital currencies on the consolidated balance sheets at June 30, 2018 and December 31, 2017.  The LP funds’ assets can only be used to settle obligations of the LP funds, which may include amounts due to the Company upon achievement of the Second Milestone, or alternatively, due to the investors in the event that this milestone is not achieved.  The investors in and creditors of the LP funds have no recourse to the assets of the Company other than those in the LP funds.  The Company did not recognize any gain or loss upon the initial consolidation of the LP funds and has no arrangements - explicit or implicit - to provide financial support to the LP funds.

Blockstack Employee LLC (“Employee LLC”) is a Delaware limited liability company that was created to hold Stacks Tokens on behalf of the employees of Blockstack PBC and its subsidiaries that were awarded or sold Stacks Tokens in compliance with Rule 701 under the Securities Act. Employee LLC holds agreements for Stacks Tokens that were sold to employees and those that are reserved for future awards to employees. These

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

tokens are held on behalf of holders of Employee LLC’s Class B units, of which the carrying value was classified within non-controlling interest. Each Class B unit entitles the unit holder to one Stacks token held by Employee LLC. The management of Employee LLC, however, is entirely vested in the co-chief executive officers of Blockstack PBC, Ryan Shea and Muneeb Ali, who are appointed by Blockstack PBC as the sole holders of Class A units (the only units of Blockstack Employee LLC with voting rights under the Company’s operating agreement, which have no entitlement to the Stacks Tokens held by Employee LLC). Blockstack PBC is the primary beneficiary and has the sole power and control to direct all activities of Employee LLC and its subsidiaries, and therefore, meets the criteria to consolidate.

There are no restrictions on the assets of Employee LLC, and investors in and creditors of Employee LLC had no recourse to the assets of the Company other than those of Employee LLC.  The Company did not recognize any gain or loss upon the initial consolidation of Employee LLC and had no arrangements - explicit or implicit - to provide financial support to Employee LLC. Employee LLC was dissolved in June 2019 and its assets and liabilities were transferred to Blockstack PBC and subsidiaries.

All significant balances and transactions between Blockstack PBC, its owned subsidiaries and entities identified as VIEs have been eliminated in consolidation.

Basis of Presentation

The Company prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“US GAAP”).

The consolidated financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 20l7, and related footnotes, are unaudited. Certain financial information that normally is included in annual financial statements, including certain financial statement footnotes, is not required for interim reporting purposes and has been omitted herein. However, in the opinion of management, all necessary adjustments have been included to make the consolidated statements of operations not misleading. Interim results are not necessarily indicative of operating results for any other interim period or for the entire year.

Going Concern Uncertainty

The Company’s consolidated financial statements are prepared assuming the Company will continue as a going concern. Based on results of operations for the six months ended June 30, 2018 the Company incurred approximately $4.3 million of operating expenses and had operating cash inflows of $10.8 million. As of June 30, 2018, the Company had approximately $6.8 million of cash available and subsequent to June 30, 2018, (a) met the First Milestone, and (b) raised approximately $23.2 million in cash and digital currencies in new offerings as described in Note 6. The money raised in these new offerings will be returned to the investors if the Company is unable to deliver the Stacks Tokens to the investors within a specified time frame after the end of these sales.  The uncertainty as to whether the Company will successfully deliver the Stacks Tokens to the new token investors raises substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s long-term strategy is to decentralize development and governance of the Blockstack network such that no single entity, including the Company, is in control of the network.  When this decentralization process is complete and there is a healthy ecosystem of applications and users on the network, the Company expects to

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

develop new business models, which may include the development and commercialization of premium versions of open-source software, enterprise licensing for blockchain technology, and development of new applications for the network.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Restricted Cash

The Company maintains its cash and restricted cash in bank deposit accounts which at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk from cash.

Until the First Milestone is met, the Company is restricted from using 80% of the SAFT funds and 80% of the LP funds. 40% of the original LP fund investments will continue to be restricted until the Second Milestone is achieved failing which the investors in LP funds are entitled to a distribution of that amount.

Adoption of Accounting Standard

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted the provisions of ASU 2016-01 on January 1, 2018. The adoption

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

of this update did not impact the Company’s consolidated financial statements and related disclosures.

The Company presents the consolidated statements of cash flows in accordance with ASU 2016-18, Statement of Cash Flows, which explains the change during a reporting period in the total of cash and amounts generally described as restricted cash. Therefore, amounts generally described as restricted cash are included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows.

Recent Accounting Standards to be Implemented

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10 and ASU 2018-11 (collectively, Topic 842). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The Company adopted ASU 2016-02 on January 1, 2019, using the optional transition method to apply the new guidance as of January 1, 2019 rather than as of the earliest period presented and elected the package of practical expedients described above. Topic 842 is effective for the Company in the first quarter of fiscal 2020 and earlier adoption is permitted. The Company adopted ASU 2016-02 on January 1, 2019, using the optional transition method to apply the new guidance as of January 1, 2019, rather than as of the earliest period presented, and elected the package of practical expedients described above. Based on the analysis, on January 1, 2019, the Company recorded a right of use asset of approximately $2.1 million and lease liability of approximately $2.2 million.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company adopted this ASU as of January 1, 2019. The adoption of this update did not have a material impact on the Company’s financial statements.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Restricted Receivables

The Company entered into an agreement with CoinList to accept cash investments from the SAFT investors. As of December 31, 2017, $5.7 million was received and held by CoinList, on behalf of the Company. $3.5 million of this amount was considered restricted and has been classified as a non-current asset on the consolidated balance sheet as of December 31, 2017. The entire amount of the receivable was collected in cash by the Company in January 2018. As of June 30, 2018, $0 was held by CoinList, on behalf of the Company.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the respective assets, which generally range from 3-5 years for equipment.

Intangible Assets

Intangible assets are comprised of costs incurred to purchase domain name rights and the cost-basis of digital currencies held.

Rights to domain names purchased have an estimated remaining useful life and are classified as finite-lived intangible assets. The Company amortizes these assets over the shorter of the legal life or its estimated economic life using the straight-line method. The Company has concluded that disclosures related to these intangible assets are not significant to the consolidated financial statements.

Digital currencies are recorded at cost less impairment and are classified as indefinite-lived intangible assets. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Investments

The Company makes simple agreement for future equity (“SAFE”) investments in other startups through Signature Fund 1. During the six months ended June 30, 2018 and 2017, the Company invested approximately $0.3 million and $0, respectively, in other startups. The Company records its SAFE investments at cost less impairment, if any.

Revenue Recognition

The Company accounts for its token issuances as research and development arrangements under ASC 730, Research and Development Arrangements (“ASC 730”).  At the time of the token issuances, and prior to achievement of the First Milestone, the Company faced significant hurdles in developing a live, decentralized network with token functionality, so technological feasibility had not been established, and all of the Company’s development costs were expensed.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Under these arrangements, the Company’s obligations included successful development of a live, operational network with token functionality (the First Milestone). With respect to the LP fund arrangements, the Company’s obligations also included development activities to make the network more attractive to both users and developers, as measured by achievement of a hurdle of one million verified users on the network by January 2020 (the Second Milestone).

With respect to the SAFT development arrangements, non-refundable consideration received (20% of total proceeds received from these purchasers) is recognized over the estimated development period in proportion to development costs incurred over total estimated costs.  80% of the total proceeds received is potentially refundable; pursuant to the terms of the SAFTs, a SAFT terminates upon the earlier to occur of certain events, including the issuance of tokens to the SAFT purchaser upon the satisfaction of the First Milestone, the payment of amounts payable to the SAFT purchaser upon the failure to achieve the First Milestone by January 30, 2019 or prior to the dissolution of the Company, or the determination by the Company that it would not satisfy the First Milestone. If the SAFT terminated without satisfaction of the First Milestone, 80% of the SAFT purchaser’s purchase amount would have been refundable.

If the First Milestone is achieved, the Company will issue the Stacks Tokens to the SAFT purchasers, and all remaining consideration (i.e., 80% of the proceeds received) will be recognized as revenue.  Upon achievement of the First Milestone, the Company will fulfill its obligations to the SAFT purchasers, and the Company will have no remaining contractual obligations with respect to the further development of the network or the enhancement of the Stacks Tokens issued or with respect to any refunds. Further, the Company has determined that there are no surrounding conditions that would make it probable that it would repay any of the SAFT purchase amounts regardless of Stacks Token delivery.

The Company consolidates the LP funds and Employee LLC; refundable portions of the LP funds’ investment and the outstanding portions of Employee LLC are classified as a non-controlling interest rather than a liability. With respect to the LP arrangements, similar to the SAFT issuances, 80% of the total proceeds received are potentially refundable. Pursuant to the terms of the partnership agreements for the LP funds, the LP funds would dissolve upon failure to meet the First Milestone by January 30, 2019 (as determined by the Advisory Committee), and will dissolve in any event on January 30, 2020 (whether the Second Milestone is reached or not); in the event that the Company fails to meet the First Milestone prior to dissolution, 80% of the LP member’s purchase amount would be refundable; in the event that the Company fails to meet the Second Milestone (having met the First Milestone), only 40% of the LP member’s purchase amount would be refundable. The non-refundable consideration (20%) is not recognized as revenue over the development period as the LP funds are consolidated entities. Upon achievement of the First Milestone, however, the Company will issue the tokens to the LP funds, and the tokens will be distributed outside of the consolidated entity to the LP fund investors. The Company concluded that this would be a non-monetary transaction (a non-reciprocal transaction with owners), which should be accounted at fair value. See Note 4 for a discussion of future distributions from the LP funds. The Company does not expect to recognize further revenue from the LP fund issuances regardless of whether the Second Milestone is achieved. If the Second Milestone is achieved there will be a transfer of cash from the LP funds to the Company which is an intercompany transaction that would not result in profit or loss and there will be no additional token issuances.

Substantially all of the Company’s research and development expenses for the six months ended June 30, 2018 relate to the token development arrangements.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Because technological feasibility of the network with token functionality was achieved at the time of the First Milestone, the Company continues to expense all further research and development costs.

The vouchers issued by the Company to potential investors do not contain enforceable rights and obligations. As such, the Company concluded that the voucher issuance has no accounting consequences.

Research and Development

Research and development costs consist primarily of payroll and related costs, fees paid to consultants and outside service providers, costs related to web hosting and maintaining servers, and costs related to name registration on Blockstack’s network. Such costs are expensed as incurred.

Advertising and Marketing

Sales and marketing costs are expenses associated with advertising, corporate marketing, public relations, promotional items, events and conferences and fees paid for software or applications used for advertising and marketing. Advertising and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expenses primarily include professional fees, technology costs, occupancy expenses and other office expenses.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the vesting period of the award. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. The Company elected to account for its graded vesting awards on a straight-line basis over the requisite service period for the entire award.

Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates.

These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.

The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying financial

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

statements. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in operating expenses. No such interest and penalties have been accrued as of June 30, 2018 and December 31, 2017.

Risks Associated with Digital Currencies

Private Key Security

The Company currently holds significant amounts of Bitcoin and Ether, and security breaches, computer malware and other computer hacking attacks could result in a loss of these assets with no adequate source of recovery. Cryptocurrency holdings are anonymous and have an association with a set of private keys. Control of these private keys are necessary to demonstrate ownership and control, transfer or sell the Company’s cryptocurrency holdings.

Although the Company takes significant steps to secure these private keys, to help better ensure they are not destroyed or stolen, the Company — like any other holder of cryptocurrency — cannot guarantee that the loss, destruction or theft of its private keys is not possible. In the event that the Company loses one or more of its private keys, one or more of those private keys are somehow destroyed, or one or more if its private keys are somehow stolen or disclosed to another party, the Company could lose access to its cryptocurrency holdings, or its cryptocurrency holdings could be stolen.

The Company’s cryptocurrency holdings are held in cold-storage with a multi-signature private key set up. Any transfer of cryptocurrency requires the use of multiple private keys that are separately controlled and secured by executive officers and directors of the Company. A single executive officer or director is unable, on his or her own, to transfer any of the Company’s cryptocurrency. The Company has policies and procedures in place in case of death or disability on the part of these executive officers and directors that vest control of the private keys in the Company’s board of directors including the safekeeping of backup private keys.

Market Volatility

The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect the Company’s results of operations. The prices of cryptocurrencies, such as Bitcoin and Ether, and other digital assets have historically been subject to dramatic fluctuations, and in the event of a decline in value of Bitcoin and/or Ether, the Company’s financial position, results of operations, and cash flows could be materially and adversely affected.

Digital Currencies are Currently Unregulated

As of the date of these consolidated financial statements, digital currencies are not subject to specific regulation. Accordingly, there are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, cryptocurrency exchanges, the Stacks blockchain and Stacks Tokens, and new international, federal, state and local regulations or policies may materially adversely affect the Company and the value of the Stacks Tokens.

The Stacks Tokens are novel, and the application of U.S. federal and state securities laws is unclear in certain respects. Because of the differences between the Stacks Tokens and traditional securities, there is a risk that

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the Stacks Tokens. In addition, because of the novel risks posed by the tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the Company or the value of the Stacks Tokens.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of the Stacks Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them. It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the Stacks Tokens, the Stacks blockchain and the network. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, the Stacks Tokens, and the network, which could have similar effects to new policies adopted by government bodies.

Any future regulatory actions applicable to the Stacks Tokens, the Stacks blockchain, the network and related activities could severely impact the financial position, results of operations, and cash flows of the Company. The Company may need to restructure operations significantly to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of the Company’s business, operations and network. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires the Company to spend significant time and effort, which could potentially deplete the Company’s resources. It could also result in negative publicity. Regulatory change could even potentially result in the Stacks Tokens or certain operations being viewed as impermissible, which could result in a need for the Company to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the Stacks Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect the Company. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact results of operations. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the Company, its results of operations and adoption and value of the Stacks Tokens.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the Company, its results of operations and the Stacks Tokens, including with respect to their value, their liquidity, the ability of purchasers to access marketplaces or exchanges on which to trade the tokens, and the structure, rights and transferability of the Stacks Tokens.

Money Services Business

Under the Bank Secrecy Act of 1970 (the “BSA”) and related rules and regulations, certain issuers of tokens may need to register as money transmitters based on their efforts selling or otherwise transacting in tokens. A money transmitter is generally any person that provides “money transmission services” or is “engaged in the transfer of funds.” At a high level, this definition applies if a person is an intermediary between other people who are

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

exchanging one form of currency for another. Among other things, money transmitters are required to comply with certain anti-money laundering (“AML”) laws and regulations, including developing and implementing an AML compliance program, which can be costly. Money transmitters also have state registration requirements.

As of the date of these consolidated financial statements, the U.S. Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) has provided limited guidance regarding the application of the BSA to activities involving tokens, and it is unclear whether conducting an offering of tokens could trigger a federal money transmitter registration requirement in and of itself. The Company is not engaged in the “transfer of funds” and does not act as an intermediary for exchange of currencies as covered by the BSA. If the Company were deemed to be a money transmitter and/or a money services business, it could be subject to significant additional regulation, which could affect the Company’s operations.

2.            Restatement of Previously Issued Unaudited Financial Statements

The Company identified errors related to the calculation of restricted assets and net income allocable to Blockstack PBC on the unaudited consolidated financial statements as of June 30, 2018. These errors had the following impact on the Company’s previously filed unaudited consolidated financial statements and related footnote disclosures for the six months ended June 30, 2018:

(1)                                 On the consolidated balance sheet and the consolidated statement of cash flows, the error resulted in an overstatement of cash and an understatement of restricted cash of approximately $2.3 million each.

(2)                                 On the consolidated balance sheet, the error resulted in an overstatement of restricted digital currencies and non-controlling interest of approximately $0.9 million.  On the consolidated statement of operations, the error resulted in an overstatement of gain on sale of digital currencies and an understatement of net loss allocable to non-controlling interest of approximately $0.9 million.  This error had no effect on the net cash from operating activities on the consolidated statement of cash flows.

In 2018, the Company changed its accounting policy with respect to the Stacks Token issuances.  The Company now accounts for these agreements as research and development arrangements in accordance with ASC 730, rather than as contracts with customers under ASC 606, Revenue from Contracts with Customers.

The Company identified errors related to the recognition of revenue on the consolidated statements of operations for the six months ended June 30, 2018:

(3)                                 On the consolidated balance sheet, the error resulted in an understatement of deferred revenue and accumulated deficit of approximately $1.3 million.  On the consolidated statement of operations, the error resulted in an overstatement of revenue and an understatement of net loss by approximately $1.3 million.  This error had no effect on the net cash from operating activities on the consolidated statement of cash flows.

(4)                                 On the consolidated balance sheet, the error resulted in an overstatement of deferred revenue and an understatement of non-controlling interest of approximately $5.0 million. This error had no effect on the consolidated statement of cash flows.

(5)                                 Represents immaterial reclassifications and adjustments to conform to the current or prior year presentation.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

The following tables set forth the effects of the above mentioned matters with respect to the Company’s consolidated financial statements for the six months ended June 30, 2018 on affected items within the Company’s previously reported consolidated balance sheet as of June 30, 2018, consolidated statement of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows for the six months ended June 30, 2018.

Consolidated Balance Sheet at June 30, 2018

	As	Material		Immaterial Adjustments / Reclassifications
(Dollars in thousands)	Reported	Adjustments	Notes	(5)	Restated
Assets
Current assets
Cash	$9,118	$(2,326)	(1)	$—	$6,792
Other current assets	375	—		(264)	111
Total current assets	9,493	(2,326)		(264)	6,903
Restricted cash	22,564	2,326	(1)	—	24,890
Fixed assets, net	75	—		—	75
Intangible assets, net	62	—		—	62
Digital currencies	47	—		—	47
Restricted digital currencies	13,626	(933)	(2)	—	12,693
Investments	290	—		—	290
Other assets	—	—		245	245
Total assets	$46,157	$(933)		$(19)	$45,205

Liabilities and Stockholders’ Equity
Current liabilities
Deferred revenue	$5,815	$(3,780)	(3) (4)	$—	$2,035
Other current liabilities	1,313	—		(23)	1,290
Total current liabilities	7,128	(3,780)		(23)	3,325
SAFT development obligations	16,950	—		—	16,950
Total liabilities	24,078	(3,780)		(23)	20,275

Stockholders’ equity:
Series A convertible preferred stock, $0.00001 par value	—	—		—	—
Common stock, $0.00001 par value	—	—		—	—
Additional paid-in capital	6,450	—		18	6,468
Accumulated deficit	(6,659)	(1,260)	(3)	(224)	(8,143)
Total controlling stockholders’ deficit	(209)	(1,260)		(206)	(1,675)
Non-controlling interest	22,288	4,107	(2) (4)	210	26,605
Total stockholders’ equity	22,079	2,847		4	24,930
Total liabilities and stockholders’ equity	$46,157	$(933)		$(19)	$45,205

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Consolidated Statement of Operations for the Six Months Ended June 30, 2018

				Immaterial
				Adjustments /
	As	Material		Reclassifications
(Dollars in thousands)	Reported	Adjustments	Notes	(5)	Restated

Revenue from token development arrangements	$3,299	$(1,260)	(3)	$—	$2,039

Operating expenses
General and administrative	2,039	—		(1,046)	993
Research and development	612	—		—	612
Compensation expense	—	—		1,063	1,063
Advertising and marketing	376	—		(1)	375
Depreciation and amortization	8	—		—	8
Impairment of digital currencies	1,221	—		—	1,221
Total operating expenses	4,256	—		16	4,272
Loss from operations	(957)	(1,260)		(16)	(2,233)

Other income
Gain on sale of digital currencies	933	(933)	(2)	—	—
Other income (expense)	144	—		2	146
Total other income	1,077	(933)		2	146
Net loss	120	(2,193)		(14)	(2,087)

Net (income) loss allocable to non-controlling interest	(494)	933	(2)	—	439

Net loss attributable to Blockstack PBC	$(374)	$(1,260)		$(14)	$(1,648)

Consolidated Statement of Changes in Stockholders’ Equity as of June 30, 2018

		Convertible Preferred Stock						Total Controlling		Total
		Series A		Common Stock		Additional Paid-In	Accumulated	Stockholders’	Non-Controlling	Stockholders’
(Dollars in thousands)	Notes	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Equity
As Reported		4,558,498	$—	9,131,646	$—	$6,450	$(6,659)	$(209)	$22,288	$22,079
Stock-based compensation	(5)	—	—	—	—	18	—	18	—	18
Net loss	(2) (3) (4) (5)	—	—	—	—	—	(1,484)	(1,484)	4,317	2,833
Restated		4,558,498	$—	9,131,646	$—	$6,468	$(8,143)	$(1,675)	$26,605	$24,930

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2018

	As	Material		Immaterial Adjustments / Reclassifications
(Dollars in thousands)	Reported	Adjustments	Notes	(5)	Restated

Cash flows from operations
Net loss attributable to Blockstack PBC	$(374)	$(1,260)	(3)	$14	$(1,648)
Net loss allocable to non-controlling interest	4,317	(4,756)	(2)	—	(439)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	8	—		—	8
Stock-based compensation	18	—		(165)	183
Impairment of digital currencies	1,221	—		—	1,221
Realized gain on sale of digital currencies	(933)	933	(2)	—	—
Changes in operating assets and liabilities
Receivables	2,146	—		—	2,146
Other current assets	(217)	—		(264)	47
Restricted receivables	3,518	—		—	3,518
Digital currencies	28	—		—	28
Restricted digital currencies	—	—		484	(484)
Other assets	—	—		245	(245)
Deferred revenue	(1,545)	1,260	(3)	(1)	(284)
Other current liabilities	(267)	—		24	(291)
SAFT development obligations	—	—		(7,036)	7,036
Net cash from operating activities	7,920	(3,823)		(6,699)	10,796

Cash flows from investing activities
Purchase of fixed assets	(79)	—		—	(79)
Purchase of investments	(290)	—		—	(290)
Purchase of digital currencies	(3,696)	—		(3,696)	—
Proceeds from sale of digital currencies	3,212	—		3,212	—
Net cash from investing activities	(853)	—		(484)	(369)

Cash flows from financing activities
Cash received from the issuance of common stock	4	—		—	4
Cash received from investors	7,036			7,036	—
Net cash from financing activities	7,040	—		7,036	4

Net change in cash, cash equivalents and restricted cash	14,107	(3,676)		—	10,431

Cash and restricted cash
Beginning of period	21,251	—		—	21,251
End of period	$35,358	$(3,676)		$—	$31,682

The following table provides a reconciliation of cash and restricted cash reported within the accompanying consolidated balance sheets to amounts presented in this consolidated statement of cash flows:

Cash	$9,118	$(2,326)	(1)	$—	$6,792
Restricted cash	22,564	2,326	(1)	—	24,890
Total amount presented in consolidated statements of cash flows	$31,682	$—		$—	$31,682

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

3.                                   Intangible Assets

Domains

Intangible assets primarily represent the costs incurred to purchase domain name rights. The Company amortizes these costs over the shorter of their legal life or estimated economic life using the straight-line method. The Company tests intangible assets upon significant changes in the Company’s business environment.

Digital Currencies

The Company holds Bitcoin and Ether and includes them as digital currencies and restricted digital currencies on the consolidated balance sheets. The Company considers these digital currencies to be intangible assets and records them at cost less impairment.  The Company evaluated digital currencies for impairment by using publicly traded prices of Bitcoin and Ether in order to determine the fair value of digital currencies. During the six months ended June 30, 2018 and 2017, impairment charges of $1.2 million and $0, respectively, were recorded in the consolidated statements of operations.

4.                            Future Commitments

LP Funds

Upon the closing of the LP funds, Token LLC had the right to collect 20% of the capital contribution of both funds as a non-refundable advance on the tokens to be sold by Token LLC to the LP funds.

If the First Milestone is not achieved, limited partners are entitled to a distribution of up to 80% of their original capital contributions, plus 80% of any additional assets held by the LP funds, distributed on a pro rata basis in proportion to their respective capital contributions, with the remainder going to Token LLC.

If the First Milestone is achieved, 40% of the capital contribution of the two funds will be transferred to Token LLC and the number of tokens transferred to the LP Funds will be calculated as 100% of all capital contributions divided by the purchase price of each token, which was $0.12 per token, and those tokens will then be distributed to the limited partners on a pro rata basis in proportion to their respective capital contributions.

If the Second Milestone is not achieved, limited partners are entitled to a distribution of up to 40% of their initial capital contributions, plus 80% of any additional assets held by the LP funds, distributed on a pro rata basis in proportion to their respective capital contributions, with the remaining going to Token LLC.

If the Second Milestone is achieved, up to the remaining 40% of the initial capital contribution will be transferred to Token LLC, and 80% of the remaining assets held by the LP funds will be distributed to limited partners on a pro rata basis in proportion to their respective capital contributions, with the remainder going to Token LLC.

Capital is to be maintained in accordance with relevant Treasury Regulations.

No compensation or management fees will be paid to any partners. Limited partners may only be compensated if they perform services as an employee or independent contractor of the Company and its affiliated entities.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

SAFTs

Separate from the LP funds, other investors participated in the private token sales via SAFTs. The SAFTs were entered between Token LLC and the investor. Key highlights of the SAFT are:

The SAFT provides the investors the right, within 30 days of the earlier of January 30, 2019 or the date on which the Company determines that it has succeeded in achieving the First Milestone, to one of the following:

If the First Milestone is met, tokens representing 100% of the amount of cash or digital currency contributed by each investor to purchase interests in the SAFT; or

If the First Milestone is not met, a return of up to 80% of the amount of cash, or digital currency contributed by the investor to purchase the SAFT, net of any taxes and expenses associated with the SAFT offering.

The Second Milestone is not applicable to, and does not affect, the SAFT investors.

Leases

Effective May 2017 the Company entered into a one-year lease agreement with Great Jones Street Property LLC which terminated in June 2018. For the six months ended June 30, 2018, the Company incurred rent expenses of approximately $65,000, which are included in general and administrative expenses on the consolidated statement of operations.

Effective May 2016 the Company entered into a one-year sublease agreement with One Month, Inc. which terminated in April 2017. For the six months ended June 30, 2017, the Company incurred rent expenses of approximately $37,000, which are included in general and administrative expenses on the consolidated statement of operations.

5.                                   Stockholders’ Equity

As of June 30, 2018, and December 31, 2017, the authorized capital of the Company consists of common stock of 16,000,000 shares with 9,131,646 shares issued and outstanding with a $0.00001 par value.

As of June 30, 2018, and December 31, 2017, the authorized capital of the Company also included the following convertible preferred stock:

Share Class	Par Value	Shares Authorized	Shares Outstanding
Series A-1 Convertible Preferred Stock	$0.00001	2,639,283	2,638,835
Series A-2 Convertible Preferred Stock	$0.00001	440,365	440,365
Series A-3 Convertible Preferred Stock	$0.00001	120,238	120,238
Series A-4 Convertible Preferred Stock	$0.00001	1,162,059	1,162,059
Series A-5 Convertible Preferred Stock	$0.00001	94,332	94,332
Series A-6 Convertible Preferred Stock	$0.00001	83,523	83,523
Series A-7 Convertible Preferred Stock	$0.00001	19,146	19,146
		4,558,946	4,558,498

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Liquidation preference of convertible preferred stock

The liquidation preference of convertible preferred shareholders is as follows (in thousands):

			Liquidation Preference
Share Class Seniority	Conversion Price	Par Value	June 30, 2018	December 31, 2017
Series A-1 Convertible Preferred Stock	$1.49658	$0.00001	$3,949	$3,949
Series A-2 Convertible Preferred Stock	$0.52229	$0.00001	230	230
Series A-3 Convertible Preferred Stock	$0.83168	$0.00001	100	100
Series A-4 Convertible Preferred Stock	$0.86054	$0.00001	1,000	1,000
Series A-5 Convertible Preferred Stock	$1.27209	$0.00001	120	120
Series A-6 Convertible Preferred Stock	$1.19726	$0.00001	100	100
Series A-7 Convertible Preferred Stock	$1.04458	$0.00001	20	20
			$5,519	$5,519

Voting Rights

Preferred shareholders are entitled to one vote for each share of common stock into which such convertible preferred stock could then be converted. Each holder of common stock is entitled to one vote for each share held.

Dividends Rights

The common stockholders, including restricted stock award holders, shall be entitled to receive dividends when and if declared by the Company’s board of directors.

The holders of each series of convertible preferred stock are entitled to receive noncumulative dividends, when and if declared by the Company’s board of directors, in preference to the holders of common stock and any stock ranking junior to the series of convertible preferred stock, at an annual rate of 8% of the original issue price, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and convertible preferred stock on a pro rata basis in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of convertible preferred stock were converted at the then-effective conversion rate.

Liquidation Rights

In the event the Company is liquidated either voluntarily or involuntarily (“Liquidation Event”), or if any event occurs that is deemed a liquidation pursuant to the Company’s certificate of incorporation, each holder of convertible preferred stock will be entitled to receive a liquidation preference out of any proceeds from the liquidation before any distributions are made to the holders of common stock. The liquidation preference for each

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

share of convertible preferred stock is equal to the greater of (i) the Series A original issue price, or (ii) the amount per share that would have been payable had all convertible preferred stock been converted into common stock.

If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the convertible preferred stock are insufficient to permit the payment to such holders of the liquidation preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the convertible preferred stock in proportion to the full amounts they would otherwise be entitled to.

After the payment to the holders of convertible preferred stock of the full preferential amounts specified above, the entire remaining assets of the Company will be distributed with equal priority and pro rata among the holders of the common stock in proportion to the number of shares of common stock held by them.

Protective Provisions

So long as at least 2,288,977 shares of convertible preferred stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company will not take any of the following actions without the vote or written consent of the holders of a majority of the shares of common stock (on an as-converted-to-common stock basis) of the Company: (i) voluntarily liquidate or dissolve, (ii) amend, waive or alter any provision of the Certificate of Incorporation or its bylaws, (iii) increase or decrease the total number of authorized shares of preferred or common stock, or the existing stock option plan, (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, (v) increase or decrease the size of the board of directors, or (vi) declare or pay any distribution to common shareholders prior to distribution to preferred shares.

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of the stock, into a number of shares of common stock equal to the applicable original issue price of that share divided by the applicable conversion price of each preferred round, provided, however, that the conversion price for the preferred stock is subject to adjustment for certain dilutive issuances, splits and combinations as defined in the Articles of Incorporation. As of June 30, 2018 and December 31, 2017, each Series of convertible preferred stock is convertible into one share of the Company’s common stock.

Each share of preferred stock will automatically be converted into fully paid, non-assessable shares of common stock at the conversion price then in effect at the time for such Series of preferred stock immediately upon the earlier of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act provided that the aggregate gross proceeds to the Company are not less than $25,000,000 or (ii) upon the receipt by the Company of a written request for such conversion from a vote of the holders of a majority of the convertible preferred stock then outstanding (voting as a single class and on an as-converted-to common stock basis).

Restricted Stock Awards

In 2013, the Company issued 8,500,000 common stock restricted stock awards (“RSA”) to key executives with a vesting condition of continuous employment. Subject to the provisions set forth in the Stock Restriction

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

Agreement (the “Agreement”), 1/5th of the total RSA shall be released to common stock on the 12-month anniversary of the Agreement, and an additional 1/60th of the total RSA shall be released to common stock on each monthly anniversary of the effective date of the Agreement for the next 60 months, so long as the key executives fulfill the service obligations as stipulated in the Agreement.

During the six months ended June 30, 2018, 865,701 shares were released to common stock in accordance with the above vesting terms and no RSAs were cancelled. As of June 30, 2018, there were no unvested RSAs.

The following table summarizes restricted stock award activities for the six months ended June 30, 2018:

	Number of Shares	Weighted Average Grant-Date Fair Value
Untested at December 31, 2017	865,701	$—
Vested	(865,701)	—
Untested at June 30, 2018	—	$—

Stock Based Compensation

Options Issued

Terms of the Company’s share-based compensation are governed by the Company’s 2016 Equity Incentive Plan (the “Plan”). The Plan permits the Company to grant non-statutory stock options, incentive stock options and other equity awards to the Company’s employees, directors and consultants. The exercise price for options issued under the Plans is determined by the board of directors, but will be (i) in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, no less than 110% of the fair market value per share on the date of grant; or (ii) granted to any other employee, no less than 100% of the fair market value per share on the date of grant. The contractual life for all options issued under the Plan is 10 years. The Plan authorized grants to issue up to 2,055,394 shares of authorized but unissued common stock.  As of June 30, 2018, 1,515,669 shares have been awarded and 539,725 remain available for issuance under the Plan.

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

Six Months Ended June 30, 2018
Dividend yield	0.00%
Expected price volatility	20.87% - 20.98%
Risk free interest rate	2.76% - 2.77%
Expected term	5.79 - 6.05
Stock price	$2.31

•                  Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

•                  Expected stock-price volatility. The expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable over a period approximately equal to the expected term.

•                  Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•                  Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

The Company will continue to use judgment in evaluating the expected volatility and expected terms utilized for the Company’s stock-based compensation calculations on a prospective basis.

The following table summarizes stock option activities for the six months ended June 30, 2018:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2017	1,356,661	$0.31	$—	9.50
Granted	222,181	2.31	—	9.99
Exercised	(12,142)	0.37	—	—
Forfeited	(51,031)	0.37	—	—
Outstanding at June 30, 2018	1,515,669	$0.59	$2,638,936	8.96
Vested and exercisable at June 30, 2018	709,479	$0.27	$1,445,360	8.63

As of June 30, 2018, the Company had unrecognized stock-based compensation expense related to options of $0.7 million with a weighted average vesting period of approximately 2.8 years. The weighted average grant date fair value of options granted during the six months ended June 30, 2018 was $0.63 per share.

The Company recognized stock-based compensation expense in the general and administrative line item of the

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements (Restated)

accompanying consolidated statements of operations of $0.2 million and $0 for the six months ended June 30, 2018 and 2017, respectively.

6.                                   Subsequent Events

Effective July 2018, Blockstack entered a sublease agreement with Sustainable Insight Capital Management, LLC. The sublease term is July 15, 2018 through Jan 30, 2024 with a total lease cost of $2.9 million.

In September 2018, the Company entered into a settlement agreement with Ryan Shea, the Company’s former Co-Chief Executive Officer and director, pursuant to which Mr. Shea resigned from all offices and directorships he held at the Company and its subsidiaries.  Mr. Shea received severance benefits as provided in his settlement agreement, including severance of $500,000 paid in one lump sum.

In November 2018, the Advisory Committee for the LP funds unanimously determined that the Company met the First Milestone by successfully launching the Stacks blockchain.  Pursuant to the terms of the LP funds and SAFT documents, the achievement of the First Milestone permitted Token LLC to receive (a) 40% of the capital contributions in the LP funds and (b) 80% of the SAFT funds that were previously restricted. The Stacks Tokens were delivered to the purchasers in November 2018.

In December 2018, the Company began a program whereby, each month, the Company issues $100,000 awards in Bitcoin to developers of well-reviewed applications that are built on the Blockstack network.

During 2018, the market value of the digital currencies Bitcoin and Ether declined, raising concerns for a possible impairment. In addition to the $1.2 million of impairment charges recorded for the six months ended June 30, 2018, the Company has recorded an additional $7.1 million of impairment charges related to its digital currencies as of December 31, 2018.

In January 2019, through Signature Fund 1, the Company made approximately $0.5 million in SAFE investment in a startup.

In July 2019, the Securities and Exchange Commission qualified the Company’s offering statement to sell Stacks Tokens in a public offering pursuant to Tier 2 of Regulation A (the “Regulation A Sale”). The Company offered up to 140,333,333 Stacks Tokens (including 78,333,333 to voucher-holders at a price of $0.12 per token) for an aggregate amount of $28.0 million for the cash offering of the Regulation A Sale. The cash offering ended on September 9, 2019 and the Company sold approximately 74.3 million tokens and generated proceeds of $15.5 million. These proceeds will be returned to the investors if the Company is unable to deliver the Stacks Tokens to the investors within a specified time frame after the end of these sales.

Concurrently with the Regulation A Sale, the Company has offered Stacks Tokens to non-U.S. persons in a private placement exempt from the registration requirements of the Securities Act, under Regulation S. Through the date of this filing, the Company has entered into agreements with investors for delayed delivery of 30.6 million Stacks Tokens for total proceeds of $7.6 million. These proceeds will be returned to the investors if the Company is unable to deliver the Stacks Tokens to the investors within a specified time frame after closure of these sales.

In August 2019, the Company sold cryptocurrency for $2.9 million for a gain of $2.0 million.